EXHIBIT 4.1

                             FORM OF PROMISSORY NOTE


                      DATE OF ISSUANCE: __________ __, 2006


         THIS PROMISSORY NOTE issued by SPO Medical Inc., a company established under the laws of the State of Delaware (the "Maker"), relates to the principal amount of $__________ (the "Principal Debt") owed by the Maker to ______________________ , a __________ individual / company, with offices at
/residing at _______________________________ (hereinafter, along with all subsequent holders of this Note, the "Payee").

         For value received, the Maker, hereby promises to pay the Principal Debt plus Interest, defined below, to the order of the Payee, on or prior to [ENTER DATE 12 MONTHS FROM DATE OF NOTE] ____________, 2007 (the "Maturity Date") at Payee's principal place of business or such other address as Payee may from time to time specify.

1.       Interest

         In consideration of the providing of the Principal Debt, subject to the provisions of this Note, the Maker agrees to pay to the Payee, at the time of repayment of the Principal Debt, interest of 8% per annum beginning from the date hereof until repayment in full of all principal ("Interest").

2.       Transfer

         This Note may be transferred or exchanged by Payee subject to compliance with the US Securities Act of 1933, as amended (the "Act"), and other applicable state securities laws. In the event of any proposed transfer of this Note, the Maker may require, prior to issuance of a new Note in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Note in such other name does not and will not cause a violation of the Act or any applicable state securities laws. Prior to due presentment for transfer of this Note, the Maker and any agent of the Maker may treat the person in whose name this Note is duly registered on the Maker's Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Maker nor any such agent shall be affected by notice to the contrary.

3.       Payment Terms

         3.1 Application. Payments hereunder shall be applied in order of priority, first to Interest accrued, then to the principal and thereafter to other costs of Payee payable hereunder. Payments shall be deemed made upon transfer of payment by Maker to the Payee's bank or other payee specified financial institute or representative.

         3.2 Repayment. The amount outstanding on this Note may be repaid in whole or in part at any time or times at the option of Maker without penalty.

         3.3 Business Days. If any payment shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of New York or the United States, such payment shall be due and made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

         3.4 All payments contemplated hereby to be made "in cash" shall be made in immediately available good funds in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

         4. No recourse shall be had for the payment of the principal of this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Maker or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released. This provision shall not affect the obligations of Maker in any manner under this Note.

         5. Transfers. The Payee, by acceptance hereof, agrees that this Note is being acquired for investment and that Payee will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of applicable securities laws including without limitation, the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

         6. Events of Default. The following shall constitute an "Event of Default":

            a. The Maker shall default in the payment of principal at the Maturity Date; or

            b. Any of the representations or warranties made by the Maker herein or in any certificate or financial or other written statements heretofore or hereafter furnished by the Maker in connection with the execution and delivery of this Note shall be false or misleading in any material respect at the time made; or

            c. The Maker shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Note and such failure shall continue uncured for a period of five (5) business days after written notice from the Payee of such failure; or

            d. The Maker shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

            e. A trustee, liquidator or receiver shall be appointed for the Maker or for a substantial part of its property or business without its consent and shall not be discharged within sixty
                  (60) days after such appointment; or

            f. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Maker and shall not be dismissed within sixty (60) days thereafter; or

            g. Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) US Dollars in the aggregate shall be entered or filed against the Maker or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

            h. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker and, if instituted against the Maker, shall not be dismissed within thirty (30) days after such institution or the Maker shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or


         Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Payee (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Payee and in the Payee's sole discretion, the Payee may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind whatsoever, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Payee may immediately enforce any and all of the Payee's rights and remedies provided herein or any other rights or remedies afforded by law.

     7. Representations and Warranties of the Maker: Lender represents and warrants to Maker as follows:

            (a) The Maker is a public company duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) This Note, and the transactions contemplated hereby, have been duly and validly authorized by the Maker, this Note has been duly executed and delivered by the Maker and this Note is a valid and binding obligations of the Maker enforceable in accordance with its respective rights;

            (c) There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Maker, threatened against or affecting the Maker before or by any governmental authority or non-governmental department, commission, board, bureau, agency or instrumentality or any other person;


         8. Purchase Entirely for Own Account. The Payee is acquiring the Note for investment for its own account, not as a nominee or agent, and not with a view to, or for the resale or distribution of any part thereof. The Payee has no present intention of selling, granting any participation in, or otherwise distributing the same. The Payee further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Note.

         9. Waivers and Consents.

         Maker hereby waives diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest, and specifically consents to and waives notice of any renewals or extensions of this Note, whether made to or in favor of Maker or any other person or persons. The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived by each and all of said parties to the fullest extent permitted by law. The waiver by Payee of any breach or violation of, or default under, any provision of this Note shall not be a waiver by such party of any other provision or of any subsequent breach or violation of this Note or default hereunder.

         10. Governing Law and Venue.

         This Note is governed by and is to be construed and enforced in accordance with the laws of the State of New York. Any litigation between the parties, which arises out of this Note, shall be instituted and prosecuted exclusively in the appropriate court sitting in the city of New York. Notwithstanding the foregoing, the Payee may take such actions in any other jurisdiction which the Payee deems necessary and appropriate to enforce or collect any court judgment in any dispute arising out of this Note or to seek and obtain other relief as is necessary to enforce the terms of this Note.

         11. Payee's Rights and Remedies.

         The rights, powers and remedies of Payee under this Note shall be in addition to all rights, powers and remedies given to Payee by virtue of any statute or rule of law. All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently in Payee's sole discretion. Any forbearance, failure or delay by Payee in exercising any right, power or remedy of Payee shall continue in full force and effect until such right, power or remedy is specifically waived in writing executed by Payee.

         IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first above written by the duly authorized representative of Maker.


SPO Medical Inc.


By:___________________________________